Exhibit 99.1

Sitestar Corporation

	Annual Percentage Change
Year	in Per-Share Book Value	in Per-Share Market Value
2015[1]	0	48.6
2016[2]	(0.5)	53.6
2017	16.7	38.4
Compounded Annual Gain	7.6%	75.3%
Overall Gain	16.1%	215.9%

1. The market value change is from December 14, 2015, the date current management took control of the company, to December 31, 2015. Book value change during that time period was not a material number.

2. The per share book value change has been adjusted from the previously reported (0.6%) to (0.5%) to account for a correction in outstanding shares determined in the first quarter of 2017.

To the Shareholders of Sitestar:

Above are the annual per-share changes in book value and market value since current management took control of the company.

Sitestar’s per-share book value was 5.6 cents as of December 31, 2017. This was an increase of 16.7% when compared to the per-share book value on December 31, 2016.

2017 was an excellent year for Sitestar’s results. Even so, the market value of the company increased significantly more than shareholders’ equity. This difference was even more pronounced in 2016 and the final 18 days of 2015 after current management took control of the company.

At the time current management took over, few believed the long-term prospects for the business were strong. Shares traded for just 56% of book value on December 14, 2015.

Expectations have changed. Investors now rightfully expect a lot from us. We do as well. Every director owns a meaningful number of shares, as do many employees. We have instilled an ownership mentality across all levels of the business. Our board and management are fully aligned with shareholders who hold a long-term view.

We have constructed a strong, diversified foundation in which to build a sustainable company. The core is Willow Oak Asset Management, our asset management subsidiary, and Mt Melrose, our Lexington-based real estate subsidiary. These two businesses are supplemented by Sitestar.net, our internet subsidiary, HVAC Value Fund, our home services subsidiary, and EDI Real Estate, our legacy, Roanoke-based real estate subsidiary. I’ll talk about each in this letter.

Our Principles

We hate platitudes.

That attitude alone sets us apart from most corporations.

Exhibit 99.1

The worst platitudes often show up in corporate mission statements. The problem with most of them is that they are not written by the people doing the work. They are written by a director, or a consultant, or a member of senior management with too much free time. They are then force-fed to employees and customers in the hope that the words will come true. Words alone can’t build a culture.

Instead of a mission statement, we have a set structure and a direction.

We centralize capital allocation decisions in the corporate office, primarily through me, and decentralize operations at the subsidiary level. This allows us to leverage the work and intelligence of all of our employees and partners on behalf of shareholders. Those employees and partners are freed to do what they do best, while allowing the corporate staff to focus on capital allocation, which is what we do best.

We are focused on long-term value creation. That phrase often is a platitude, but it isn’t for us. “Long-term” is decades. We entered into arrangements with Alluvial Fund, Ironwood Fund (previously Bridge Reid Funds), and Bonhoeffer Fund with the intention of these funds still existing 50 years from now. The managers may not be around, but their legacies will be preserved through the funds.

We aim to grow book value per share over time. Our revenue will fluctuate because our asset management operations, which are subject to market volatility, represent a significant part of our business. We make no attempt to smooth out those results. Through our two primary businesses, asset management and real estate (through Mt Melrose), book value growth over time is the fairest way to measure our success or failure. Asset management results are reported at their Net Asset Value. Our request for that subsidiary is that you judge us over an appropriate time period such as five to seven years.

With real estate, book value is likely to be understated over time until there is a monetization event. We hold real estate on our books at the lessor of its cost basis or fair value. In other words, we don’t mark the value up if the value increases. Book value will grow inherently if the property portfolio generates positive cash flow. However, this does not take into account increases in fair market value. This is currently a small delta. We expect that the difference will grow significantly.

As an example, Mt Melrose recently purchased a 20,000 sq/ft warehouse for $725,000. It is currently being upgraded to a mixed use office/warehouse space. Half of the building will house Mt Melrose operations. The other offices and work space will be leased to outside parties such as contractors and real estate professionals. Several firm lease commitments have been secured. Mt Melrose expects to generate $15,000/mo in rental revenue from those tenants.

We anticipate that the total investment will be under $1 million. That amount will be our cost basis and will be listed on our balance sheet. After the upgrades, we believe the building will be appraised much higher than our cost basis. That difference will not show up on our balance sheet, but it is real value that has been created.

Trust, objectivity, and transparency. As a Chicago Cubs fan I will always be indebted to Theo Epstein, the executive who brought the Cubs their first championship in 108 years. There is a lot to learn from Theo and his team. They are always transparent and objective with their players. That builds a culture of respect, healthy discussions based on objectivity, and shared understanding. Players give Cubs management the benefit of the doubt because they trust them.

Exhibit 99.1

That trust and transparency is applicable to the corporate world. We objectively analyze our business results. We trust our employees and partners. Everyone knows where they stand.

We make every effort to present our results to our shareholders with that same mentality. We view you as a partner and, over time, we strive to continue to earn your trust.

We ask something of you, as well. Keep your focus on the long-term. Don’t fixate on results over a quarter or a few years. We don’t want short-term shareholders. This is not a company to trade in and out of.

Accounting Rules

Back to specifics.

Generally Accepted Accounting Principles (GAAP) have the potential to skew reality for our company. In addition to the real estate example, this also shows up in our asset management subsidiary. We have permanent interests in three funds: Alluvial Fund, Ironwood Fund, and Bonhoeffer Fund. We also have a short-term investment in a real estate partnership named Huckleberry Real Estate Fund II.

We have fee share agreements with each of the permanent funds and a direct investment in Alluvial Fund. Our asset management results are reported at their Net Asset Value. This is required to be reported on our income statement, which has the potential to produce large fluctuations.

First, an example of how the revenue results can sometimes create confusing results. Our direct investment in Alluvial Fund increased by $2,256,826 in 2017. GAAP rules require us to list that amount as revenue. If that investment decreased in value, we would actually have to deduct that amount from revenue.  What that means is that we have the potential to report negative revenue simply because of short-term, unrealized losses.

Another example that shows up in our quarterly results involves our fee share. Our agreements with the three funds pay us a percentage of management and performance fees earned. For a hedge fund, management fees are typically earned and paid out monthly or quarterly. Willow Oak receives our portion of those fees when they are paid out, and we report it as revenue then.

Performance fees, on the other hand, accrue monthly or quarterly but only crystalize, or pay out, annually. If Fund X is up in January it will likely accrue performance fees. If Fund X then is down in February, some or all of those performance fees are returned. Fund X does not actually receive the payout of performance fees until December 31. The result for Willow Oak is that our fee share for performance fees can and will fluctuate, causing revenue to move up and down because of it.

If we earn $50,000 in performance fee shares in the first quarter, for example, we will report that as revenue and an account receivable. If, however, the funds suffer losses that require them to reallocate those performance fees back to their investors, Willow Oak would have to report that as negative revenue. The performance fee share reporting will be trued up at the end of each year because that is when the performance fees crystalize and are paid out.

Exhibit 99.1

It would be clearer if we only had to report these unrealized and un-crystalized changes on our balance sheet rather than our income statement. It seems likely that we will have to report some strange revenue numbers at some point in the future.

Willow Oak Asset Management

We created Willow Oak Asset Management in October 2016 in order to partner with unique investment managers. We currently have fee share agreements with three permanent investment funds, a sizeable direct investment in one, and opportunities to make investments in shorter-term specialty funds.

The portfolio managers of these three funds have absolute discretion to invest as they see fit. They are excellent managers and need no guidance from us. If we can be helpful, we will be, but always at the request of the manager. We have full confidence in each fund.

Willow Oak makes introductions to prospective investors, other fund managers, and companies. We will also be sponsoring Investor Day events for the funds. Our first one will be in Omaha on May 5, 2018. More details are at the end of this letter. We also will be holding an Investor Day presentation on May 18, 2018 in Phoenix, the day before our annual shareholder meeting. We hope to hold one in New York later in the year as well.

Alluvial Fund, LP

The first manager we partnered with was David Waters. We could not have hit a more majestic home run. David is a class act in every respect and an excellent investor.

Willow Oak made direct investments in Alluvial Fund of $2.5 million each on January 1, April 1, July 1, and October 1. Those direct investments generated $2,256,826 in gains in 2017. The amount generated from our fee share agreement was not yet material, but over time we expect it to be large.

Ironwood Capital Allocation Partners, LP

Mike Bridge and Nathan Reid are the co-portfolio managers of Ironwood Fund. The fund recently re-branded to this name to more accurately reflect its relationship with Willow Oak. We hold both managers in high regard. In addition to his portfolio management duties, Mike acts as Sitestar’s part-time general counsel. Nathan is the chairman of HVAC Value Fund. Both Mike and Nathan are personally heavily invested in the fund, which they started in 2013.

Ironwood became part of the Willow Oak family on May 11, 2017. We have a fee share agreement with the fund but do not currently have a direct investment in it. However, I personally am invested in Ironwood, Alluvial, and Bonhoeffer.

Bonhoeffer Fund, LP

We launched Bonhoeffer Fund on July 1, 2017. Keith Smith, who is also a Sitestar director, manages the fund and has a substantial personal investment in it. Willow Oak provides operational support.

Keith truly manages a unique, differentiated portfolio.

Like Ironwood, we have a fee share agreement with Bonhoeffer but do not currently have a direct investment in it.

Short-Term Investments

Exhibit 99.1

We will make direct short-term investments on occasion. The first short-term investment we made was in Huckleberry Real Estate Fund II. We invested $750,000 through them in a real estate development in Lakewood, New Jersey. We originally made the investment in January 2017. The investment has gone to plan so far, and we expect to receive our proceeds in the coming months.

Mt Melrose

We were excited to acquire Mt Melrose and to have Jeff Moore join us in an operational role. Our purchase of Mt Melrose did not close until January, so actual results will be reported in future disclosures. Both Jeff and I issued letters to shareholders on December 11, 2017. If you have not read the letters, I encourage you to do so.

Mt Melrose’s strategy is to find undervalued properties, repair and upgrade them, rent them out to reliable tenants, and own the properties indefinitely. We believe that Mt Melrose can become the dominant property owner in Lexington, Kentucky.

Mt Melrose’s crews are busy bringing properties online and the subsidiary is building out its infrastructure, so short-term results will not be fully informative to investors. Jeff built his predecessor company from $20,000 in value to more than $4 million. The strategy is to continue to grow Mt Melrose’s net assets. We are less concerned about Mt Melrose’s income statement and encourage you to focus on the value that the subsidiary creates over time.

Sitestar’s core subsidiaries are Willow Oak and Mt Melrose. These two businesses are uniquely complementary to each other. Mt Melrose has access to long-term borrowing opportunities that our other businesses don’t have. Because of that, Mt Melrose’s total assets will be significantly higher than its book value. This allows us to increase our direct investments in existing and new Willow Oak funds over time. We are also looking for ways to grow ancillary businesses around it such as a credit fund and a real estate fund.

Stay tuned.

Sitestar.net

Our internet operations generated $1,287,408 of revenue in 2017. This was a decline of approximately 9%. The previous year’s revenue decline was 12%. Sitestar.net also generated $74,202 of other income from the sale of IP addresses and domain names. In 2016, $99,149 of other income was generated. In total, comprehensive income in the segment was $782,313. This was only a 5% decline from 2016.

If you remove the one-time items, net income only declined 2% year over year. This is a tremendous accomplishment. The unhappy fact is that dial-up internet, which makes up the bulk of this business, is going away. In the meantime, Tabitha Keatts and her team continue to do an excellent job managing expenses.

One other item of note. We sold First.com in 2017 for net cash of $200,000. This did not impact the balance sheet or the other comprehensive income figures for Sitestar.net, but we were happy to reallocate the cash.

HVAC Value Fund

Exhibit 99.1

Our home services subsidiary had a challenging year. On the positive side, revenue was strong at $4,294,904. Unfortunately, bottom line results did not follow. The subsidiary lost $100,693 in 2017 after losing $78,843 in 2016.

Sitestar made a $2 million investment to launch this subsidiary with JNJ Investments as an operational partner. Nathan Reid is the chairman of the subsidiary and owner of JNJ Investments. Sitestar has a profits share agreement with Nathan and JNJ Investments, so no party involved has made money since we launched the subsidiary in 2016. We are all in the same boat.

Both Nathan and I had high hopes for 2017. Those hopes did not materialize, and Nathan realized that a change had to be made. With my support, Nathan recently brought in Bruce Wellette to be the CEO of HVAC Value Fund. Bruce is a hard charging industry veteran. He has already shaken up the subsidiary in a positive way.

Both Nathan and I continue to believe that HVAC has potential. However, as a business, not a religion, faith alone is not enough. The directors and I look forward to seeing what the 2018 results will look like.

EDI Real Estate

Our other notable subsidiary is EDI Real Estate. This subsidiary holds Sitestar’s legacy real estate holdings, primarily in the Roanoke, Virginia area. At year-end 2017, EDI was made up of nine rental properties held for investment and various other lots and properties held for resale valued at $199,117.

These nine rental properties generated $101,992 of rental revenue and cost of rental revenue of only $34,756. The cost basis of those properties is $616,374, though their fair market value is considerably higher.

We sold nine properties in 2017 for a net loss of $284,697. We also had to make a negative valuation adjustment of $101,694 to properly reflect market values of properties held for resale. Those valuation adjustments are non-cash in nature and are likely to come to an end soon as we continue to dispose of the remaining properties held for resale.

We are happy with the stability of the rental properties and expect to hold them for many years. We previously had not borrowed against these properties, but in 2017 secured loans against two rental properties. These loans total $137,600, pay interest at 6% per annum, and have a duration of five years. We are seeking direct loans against the other seven rental properties.

Looking Ahead

A lot has happened over the past year. We made a transformative transaction with Mt Melrose. We partnered with two new funds under Willow Oak and explored several other similar opportunities. Willow Oak opened an office in New York City that we share with several other funds. We made a significant management change at HVAC. And we brought on several new employees at the corporate level to increase our capacity.

I am sure 2018 will also bring significant positive activity.

Please join us for two upcoming events. Willow Oak will hold an Investor Day event during the Berkshire Hathaway annual meeting festivities. Willow Oak and our partner funds will present on May 5, 2018,

Exhibit 99.1

4pm-6pm local time at the Hilton Omaha hotel in the Murray Conference Room (second floor). The address is 1001 Cass St., Omaha, NE 68102.

Sitestar will hold its annual shareholder meeting on May 19, 2018 at 10am local time at the Squire Patton Boggs office at 1 E. Washington St., Suite 2700, Phoenix, AZ 85004. Willow Oak will also hold another Investor Day meeting the evening before in Phoenix.

As you know, everyone at Sitestar focuses on our operations during the year. We don’t answer questions about the business in one-on-one settings. We prefer to answer all questions at the annual shareholder meeting to ensure that all interested parties are privy to the same information. Answering questions in this way also helps us to stay focused throughout the year and creates a fair environment for all shareholders. We enjoy meeting all of the shareholders and highly encourage you to attend.

Thank you again for your support of Sitestar. We appreciate your long-term focus and look forward to seeing you on May 19 or sooner.

Steven L. Kiel

Chief Executive Officer

March 30, 2018